April 25, 2011

Mr. Justin Dobbie

Securities and Exchange Commission

100 F. Street, NE

Washington, D.C. 20549

RE: E Venture Resources, Inc. Grid Note

In response to the SEC’s comments regarding the payable on demand feature of the Revolving Grid Note executed on November 15, 2010, we have revised the Grid Note to clarify. It was never the intention of Bassline Productions, Inc. or E Venture Resources, Inc. to have the balance due on this note payable on demand. The amount borrowed on the note will be due and payable on November 15, 2013.

/s/ Drew Hall
Drew Hall
Bassline Productions, Inc.
Chief Executive Officer